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Exhibit 21.1

                          SUBSIDIARIES OF THE COMPANY

                  Name                       State of Incorporation
-----------------------------------------    ----------------------

Taylor Pharmaceuticals, Inc.                       Illinois

Spectrum Scientific Pharmaceuticals, Inc.          Louisiana

Walnut Pharmaceuticals, Inc.                       Louisiana

Compass Vision, Inc.                               Louisiana